Exhibit 10.2

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is made effective as of September 28, 2017 (the “Effective Date”) between David M. Mauney, MD (“Employee”) and ZIOPHARM Oncology, Inc., a Delaware corporation (the “Company”), collectively referred to as the “Parties.”

WHEREAS, the Employee is employed by the Company in the position of Executive Vice President, Chief Business Officer on the terms set forth in an employment offer letter dated September 26, 2017 (the “Offer Letter”);

WHEREAS, pursuant to the terms of the Offer Letter, the Company intends to provide Employee with severance benefits in the event Employee’s employment with the Company is terminated without Cause (as such term is hereinafter defined).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Employee and the Company hereby agree as follows:

1. Employment. Employee is employed by the Company on an at-will basis meaning that either party may terminate the relationship at any time, with or without cause, and without providing a reason for such termination.

2. Termination of Employment.

a. Termination for Cause. The Company may terminate the employment of Employee at any time for Cause (such termination being herein called a “Termination for Cause”). For purposes of this Agreement, the term “Cause” shall mean: (i) Employee’s willful or negligent failure, disregard or refusal to perform his or her duties of employment; (ii) any act by Employee that in the opinion of the Chief Executive Officer of the Company, has the effect of injuring the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates; (iii) Employee’s misconduct in respect of his or her duties or obligations, including, without limitation, insubordination with respect to lawful directions received by Employee from the Chief Executive Officer of the Company (or such other executive officer to whom Employee may report); (iv) Employee’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea); (v) the determination by the Company after a reasonable and good faith investigation by the Company following a written allegation by another employee of the Company, that Employee engaged in some form of harassment prohibited by law (including, without limitation, harassment that constitutes age, sex or race discrimination); (vi) any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not constituting a misdemeanor or felony); (vii) Employee’s breach of any of the provisions of the Company’s Invention, Non-Disclosure and Non-Competition Agreement, as determined in the sole and absolute discretion of the Chief Executive Officer of the Company; or (viii) Employee’s breach of any provision of this Agreement, as determined in the sole and absolute discretion of the Chief Executive Officer of the Company.

b. Termination Without Cause. The Company may terminate Employee’s employment for any legal reason at any time, without notice.

3. Effect of Termination.

a. Termination by the Company Without Cause. If Employee is terminated by the Company other than for Cause, and other than by reason of retirement, death or disability, (i) the Company shall pay to Employee his or her accrued base salary through the date of Employee’s termination, and (ii) a severance amount, payable in a single lump sum, equal to six (6) months of Employee’s annualized base salary at the time of termination (excluding any benefits or bonuses) (the “Severance”). The Severance shall only be payable if Employee signs a general release with the Company, which release must be concluded and executed on or before the date that is two and one-half months after the end of the calendar year in which Employee’s “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended) occurs, whereby Employee shall release the Company from any and all potential liabilities arising out of Employee’s employment with, or termination from employment with, the Company, and which release shall be in form satisfactory to the Company.

b. Termination by the Company for Cause. Upon the termination of Employee’s employment pursuant to a Termination for Cause, Employee will be entitled to receive only Employee’s accrued base salary through the date of Employee’s termination. If Employee is terminated for Cause, he or she will not be entitled to any Severance under Section 3(a) of this Agreement.

c. Voluntary Termination. If the Employee voluntarily terminates his or her employment with the Company, for any reason, Employee will be entitled to receive his or her base salary through the date of Employee’s termination. If Employee terminates his or her employment with the Company, for any reason, Employee will not be entitled to any Severance under Section 3(a) of this Agreement. If the Company receives notice from the Employee of his or her intent to terminate employment with the Company and the Company elects to immediately end the employment relationship, Employee will not be entitled to any Severance under Section 3(a) of this Agreement.

d. Death or Disability of Executive. If Employee dies or becomes disabled during the term of this Agreement, Employee will be entitled to receive Employee’s accrued base salary through the date of Employee’s termination. If Employee’s employment is terminated due to death or disability, Employee will not be entitled to any Severance under Section 3(a) of this Agreement.

4. Effect of Termination on Benefits.

a. If Employee’s employment with the Company is terminated, Employee may elect to continue, and the Company shall continue to provide, Employee’s existing medical and dental coverage under the Company’s medical and dental insurance plans, if any, for a period of up to eighteen (18) months from the date of termination, with the entire cost of such medical and dental insurance coverage from and after the date of termination to be borne entirely by Employee; provided, however, that if Employee’s employment is terminated by the Company (or its successor) without Cause, the Company shall continue to pay its contributions for such medical and dental insurance coverage for the first six (6) months following the date of termination.

b. Except as otherwise specifically provided for in subsection (a) of this Section 4, or in Section 3 above, upon termination of Employee’s employment, Employee shall have no further entitlement to any other compensation or benefits from the Company.

5. Prior Agreements. This Agreement and the Offer Letter contain the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied relating to such matters.

6. Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives and any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets, provided that this Agreement may not be assigned by Employee.

7. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, applying to contracts fully executed and performed within the Commonwealth of Massachusetts.

8. Section Headings; Gender; Number. The section headings in this Agreement are for convenience only; they form no part of this Agreement and will not affect its interpretation. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

The Parties have executed this Agreement effective as of the Effective Date.

/s/ David M. Mauney, MD
David M. Mauney, MD

ZIOPHARM Oncology, Inc.

/s/ Caesar J. Belbel
Caesar J. Belbel, Executive Vice President, COO and Chief Legal Officer

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